PROSPECTUS	Pricing Supplement No. 3704
Dated August 31, 2001	Dated February 4, 2002
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated September 5, 2001	No. 333-40880 and 333-66560

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Redeemable Step Up Coupon Notes)

Trade Date: February 4, 2002

Settlement Date (Original Issue Date): February 15, 2002

Maturity Date: February 15, 2017 (unless earlier redeemed as described under

"Additional Terms Optional Redemption" below).

Principal Amount

(in Specified Currency): USD75,000,000

Price to Public (Issue Price): 100.00%

Agent's Discount or Commission: The Notes are being purchased by the Underwriter at 100.00% of their principal amount and will be sold at varying prices to be determined at the time of sale. For any Notes sold with more than a de minimis amount of original issue discount, see "United States Tax Considerations" in the accompanying Prospectus Supplement. For further information with respect to any discounts, commissions or profits on resales of Notes that may be deemed underwriting discounts or commissions, see "Plan of Distribution" below.

Net Proceeds to Issuer: USD75,000,000

Interest Rate: The Notes will pay interest at the rate of 6.00% per annum for the period from the Original Issue Date up to but excluding the Interest Payment Date scheduled to occur on February 15, 2003; thereafter, the interest rate on the Notes will reset semi-annually on February 15, in accordance with the schedule set forth under "Additional Terms Interest" below.

Interest Payment Period: Semi Annually

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

Redeemable Step-Up Coupon Notes
Page 2
Pricing Supplement No. 3704
Dated February 4, 2002
Rule 424(b)(3)-Registration Statement
No. 333-40880 and 333-66560

Interest Payment Date(s):

X August 15 and February 15 of each year commencing August 15, 2002 (with respect to the period from and including February 15, 2002 to but excluding August 15, 2002) and on the Maturity Date (with respect to the period from and including August 10, 2016 to but excluding February 15, 2017), unless earlier redeemed. See "Additional Terms Interest" below.

Form of Notes:

X DTC registered ___ non-DTC registered

CUSIP: 36962GXM1

Repayment, Redemption and Acceleration

Initial Redemption Date: February 15, 2003 (See "Additional Terms Redemption" below)

Initial Redemption Percentage: 100.00%

Optional Repayment Date(s): N/A

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Redeemable Step-Up Coupon Notes
Page 3
Pricing Supplement No. 3704
Dated February 4, 2002
Rule 424(b)(3)-Registration Statement
No. 333-40880 and 333-66560

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

Additional Terms:

Interest:

Interest on the Notes will accrue from February 15, 2002 and will be payable in U.S. Dollars semi-annually on August 15 and February 15 of each year, commencing on August 15, 2002 (with respect to the period from and including February 15, 2002 to but excluding August 15, 2002) and on the Maturity Date (with respect to the period from and including August 15, 2016 to but excluding February 15, 2017), or date or earlier redemption (each, an "Interest Payment Date"). Interest will accrue from and including each Interest Payment Date to but excluding the next succeeding Interest Payment Date. In the event an Interest payment date falls on a day other than a Business Day, interest will be paid on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after such Interest Payment Date to such next succeeding Business Day. The interest rate on the Notes will be equal to 6.00% per annum from and including the Original Issue Date up to but excluding February 15, 2003. Thereafter the interest rate will be subject to adjustment annually on August 10in accordance with the following schedule:

Interest Period:	Interest Rate:

February 15, 2002 to February 14, 2003	6.00% per annum
February 15, 2003 to February 14, 2004	6.05% per annum
February 15, 2004 to February 14, 2005	6.10% per annum
February 15, 2005 to February 14, 2006	6.15% per annum
February 15, 2006 to February 14, 2007	6.20% per annum
February 15, 2007 to February 14, 2008	6.25% per annum
February 15, 2008 to February 14, 2009	6.30% per annum
February 15, 2009 to February 14, 2010	6.35% per annum
February 15, 2010 to February 14, 2011	6.40% per annum
February 15, 2011 to February 14, 2012	6.45% per annum
February 15, 2012 to February 14, 2013	6.50% per annum
February 15, 2013 to February 14, 2014	7.00% per annum
February 15, 2014 to February 14, 2015	8.00% per annum
February 15, 2015 to February 14, 2016	9.00% per annum
February 15, 2016 to February 15, 2017	10.00% per annum

Redeemable Step-Up Coupon Notes
Page 4
Pricing Supplement No. 3704
Dated February 4, 2002
Rule 424(b)(3)-Registration Statement
No. 333-40880 and 333-66560

Optional Redemption:

The Company may at its option elect to redeem the Notes in whole on February 15, 2003 or on any Interest Payment Date thereafter (each such date, an Optional Redemption Date) at 100% of their principal amount plus accrued interest to but excluding the date of redemption (the "redemption Date"). In any event the Company elects to redeem the Notes, notice will be given to registered holders not more than 60 nor less than 30 days prior to the Redemption Date.

Certain Investment Considerations:

Prospective purchasers of the Notes should be aware that the Notes will pay interest at different fixed rates each year through the Maturity Date unless earlier redeemed by the Company. Prospective purchasers should also be aware that the Company has the option to redeem the Notes on any Optional Redemption Date and will be likely to elect to redeem the Notes in the event prevailing market interest rates are lower than the then-current interest rate on the Notes.

Additional Information:

Recent Developments

On July 2, 2001, General Electric Capital Corporation changed its state of incorporation from New York to Delaware.

General.

At September 29, 2001, the Company had outstanding indebtedness totalling $205.043 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 29, 2001 excluding subordinated notes payable after one year was equal to $204.345 billion.

Consolidated Ratio of Earning to Fixed Charges.

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
		Year Ended December 31,			Nine Months Ended September 29, 2001
1996	1997	1998	1999	2000
1.53	1.48	1.50	1.60	1.52	1.69

Redeemable Step-Up Coupon Notes
Page 5
Pricing Supplement No. 3704
Dated February 4, 2002
Rule 424(b)(3)-Registration Statement
No. 333-40880 and 333-66560

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Notes are being purchased by Salomon Smith Barney (the "Underwriter"), as principal, at the Issue Price of 100% of the aggregate principal amount. The Underwriter has advised the Company that the Underwriter proposes to offer the Notes from time to time for sale in negotiates transactions or otherwise, at prices to be determined at the time of sale.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.